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LONE STAR INDUSTRIES, INC.
SCHEDULE I - MARKETABLE SECURITIES - OTHER INVESTMENTS
DECEMBER 31, 1993
(In Thousands)

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                                                         Market Value
                                                          of Each        Amounts
Name of Issuer             Principal                     Issue at       Carried at
and Title of               Amount of       Cost of       Balance Sheet  Balance Sheet
Each Issue                   Notes        Each Issue       Date           Date


Marketable Securities

Commercial paper           $224,428       $224,366       $224,366       $224,366

U.S. dollar
  time deposits              18,854         18,854         18,854         18,854

                           $243,282       $243,220       $243,220       $243,220



                                      93

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